Exhibit 3.34

FIRST AMENDMENT

TO THE

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ILLINOIS POWER ENERGY, LLC

This First Amendment to the Limited Liability Company Operating Agreement of Illinois Power Energy, LLC (the “Company”), dated as of January 23, 2014 (this “Amendment”), is made by Dynegy Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (the “Act”) pursuant to the Certificate of Formation of the Company, dated January 2, 2013, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 2, 2013, and a Limited Liability Company Operating Agreement of the Company, dated as of January 2, 2013 (the “Agreement”), entered into by the Member;

WHEREAS, Kelly D. Tlachac filed a Certificate of Amendment of Certificate of Formation of the Company, dated October 21, 2013 (the “Certificate of Amendment”), with the Secretary of State on October 21, 2013, which certificate reflected a change in the name of the Company from “Illinois Power Energy, LLC” to “Dynegy Energy Services, LLC”; and

WHEREAS, the Member desires to reflect the aforementioned change in name of the Company in the Agreement pursuant to this Amendment.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, does hereby agree as follows:

1.                                             Amendments.

a.                                      ARTICLE I of the Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE I

Name.

The name of the limited liability company is Dynegy Energy Services, LLC.

b.                                      The Agreement is hereby further amended by deleting all references to “Illinois Power Energy, LLC” within the Agreement in their entirety and replacing such references with the following: “Dynegy Energy Services, LLC”.

2.                                             Authorization.  Kelly D. Tlachac, as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed with the Secretary of State the Certificate of Amendment, and such execution, delivery and filing of the Certificate of Amendment are hereby ratified in all respects.

3.                                             Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

4.                                             Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

5.                                             Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6.                                             Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.